Exhibit 10.3

Executive Incentive Plan

Ikanos Communications, Inc.

Purpose of the Plan: Variable incentive pay is a competitive and significant component of executive compensation. The objective of the Ikanos Communications, Inc. (“Ikanos”) Executive Incentive Plan (the “Plan”) is: 1) to provide a competitive variable pay component in order to attract and retain executive talent; and 2) to provide focus and financial incentives for participants to achieve attainment of key company goals.

Eligibility and Target Bonus Amounts: Participation in the Plan must be specifically approved for each named individual by the Compensation Committee of the Board of Directors (the “Committee”) on an annual fiscal year basis. In approving eligibility, the Committee will also determine the target bonus amount for each named participant. This amount will be expressed as a percent of base pay. Base pay is defined as the regular salary actually paid during the fiscal year.

Annual Goals: The Chief Executive Officer (“CEO”) will recommend goals for the Plan to the Committee on an annual fiscal year basis. The Committee has final approval of the annual goals under the Plan. Once approved, these goals will be communicated to participants in order to provide focus and incentives for the executive team. These goals may be financial, operational, and/or strategic in nature. They will be executive team goals, and may also include individual goals. To the extent possible, goals will be stated in a manner to be measurable. Goals will be assigned certain “weights” stated as a % of total target bonus opportunity.

Payment of Incentive Amounts: The CEO will report to the Committee at the end of the fiscal year on goal attainment for each participant. The Committee will make the final determination of the amount of the bonus award, if any, payable to each participant, including that of the CEO, based on achievement of the approved annual goals. However, notwithstanding the attainment of some or all of the specified performance goals, the Committee has the discretion, for each participant, to modify an award that would otherwise be paid to such participant. Payment to each participant may range from 0% to 200% of target bonus amount. Payments under the Plan, if any, will be made by March 15th following the close of the fiscal year. A participant must be employed by Ikanos on the date payments are made to be eligible to earn the bonus award.

Plan Administration: The Committee is responsible for the administration and interpretation of the Plan, and will have full power and authority to approve eligibility for participation in the Plan and the target bonus amounts and goals, and to make final determination of goal scoring and incentive payments, if any, for the CEO and executive team. All determinations, interpretations and actions of the Committee under or in connection with the Plan shall be final, conclusive and binding upon all persons. The Plan may be revised or terminated at any time in the sole discretion of the Committee. Nothing contained in this Plan is intended to confer any right upon any employee to continued employment with Ikanos.